UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2007

ASKMENOW, INC.

 (Exact name of registrant as specified in its charter)

Delaware	000-49971	71-087-6958
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Executive Park, Suite 250, Irvine, CA 92614

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 861-2590

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 29, 2007, the Company entered into a consulting agreement (the “Consulting Agreement”) with Dennis Bergquist, pursuant to which Mr. Bergquist is engaged in providing the equivalent services as would be performed by a chief financial officer. The full text of the Consulting Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The following discussion provides a summary of the material terms of the Consulting Agreement, which discussion is qualified in its entirety by reference to the entire text of the Consulting Agreement.

The Consulting Agreement provides that Mr. Bergquist shall receive an annual consulting fee of $175,000 payable in 12 equal installments of $14,583.33. As additional consideration for the execution of the Consulting Agreement, Mr. Bergquist received a one-time grant of non-qualified stock options for 1,000,000 shares of common stock of the Company (“Common Stock”) at an exercise price equal to $0.55 (the fair market value on the date of grant) per share (the “Options”). The Options shall be exercisable on a cashless basis for a period of 10 years commencing as of January 29, 2007. Sixty (60%) percent of the Options, exercisable for 600,000 shares of Common Stock, vested immediately upon execution of the Consulting Agreement. The remaining forty (40%) percent of the Options, exercisable for 400,000 shares of Common Stock, shall vest at a rate of 25% every 90 days ending on January 29, 2008.

The Company’s Board of Directors has authorized the Company to enter into an employment agreement with Mr. Bergquist to become the Chief Executive Officer and Executive Vice President of the Company at any time after it completes a subsequent financing for at least five million dollars on terms substantially similar to the Consulting Agreement.

Item 9.01 Financial Statements and Exhibits

(d)                Exhibits

10.1              Consulting Agreement, dated as of January 29, 2007, by and between AskMeNow, Inc. and Dennis Bergquist.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2007

ASKMENOW, INC.

By:	/s/ Darryl Cohen
Darryl Cohen Chief Executive Officer